Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

        We consent to the inclusion in this Registration Statement of Montes Archimedes Acquisition Corp. (the "Company") on Amendment No. 2 to Form S-1, File No. 333-248802, of our report dated July 31, 2020, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the financial statements of Montes Archimedes Acquisition Corp. as of July 23, 2020 and for the period from July 6, 2020 (inception) through July 23, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
September 28, 2020